Exhibit 99.(a)(1)(v)

OFFER TO PURCHASE

For Cash Up to 8,956,196 of the Issued and Outstanding Shares of Common Stock
of
Aberdeen Emerging Markets Equity Income Fund, Inc.
at 98% of Net Asset Value Per Share

THE OFFER TO PURCHASE WILL EXPIRE AT 11:59 P.M.,
EASTERN TIME ON JUNE 17, 2019, UNLESS THE OFFER IS EXTENDED.

THIS OFFER IS SUBJECT TO IMPORTANT TERMS AND CONDITIONS,
INCLUDING THE CONDITIONS OUTLINED IN THE OFFER TO PURCHASE
DATED MAY 17, 2019 AND IN THE LETTER OF TRANSMITTAL DATED MAY 17, 2019.

To Our Clients:

Enclosed for your consideration is the Offer to Purchase, dated May 17, 2019 (the "Offer to Purchase"), of Aberdeen Emerging Markets Equity Income Fund, Inc., a non-diversified, closed-end equity fund incorporated under the laws of the state of Maryland (the "Fund"), and a related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the "Offer"), pursuant to which the Fund is offering to purchase up to 8,956,196 (approximately 15%) of its issued and outstanding shares of common stock, par value $0.001 per share (the "Shares"). As of May 13, 2019, 59,707,975 Shares were outstanding. The Offer is to purchase Shares for cash, subject to adjustment for fractional Shares, at a price equal to 98% of the net asset value ("NAV") per Share determined as of the close of the regular trading session of the NYSE American, the principal market on which the Shares are traded, on the business day immediately following the day the offer expires (the "Purchase Pricing Date"). The Offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

The Offer will expire at 11:59 p.m., Eastern time on June 17, 2019 (the "Expiration Date"), unless the Fund, in its sole discretion, extends the period during which the Offer is open, in which case Expiration Date shall mean the time and date on which the Offer, as so extended by the Fund, shall expire.

The Offer to Purchase and the Letter of Transmittal are being forwarded to you for your information only and cannot be used by you to tender Shares held by us for your account. We are the holder of record of Shares held for your account. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND ONLY PURSUANT TO YOUR INSTRUCTIONS.

Your attention is called to the following:

1.  The purchase price, subject to adjustment for fractional Shares, is to be paid in cash at a price equal to 98% of the NAV per Share determined as of the close of the regular trading session of the NYSE American on the Purchase Pricing Date.

2.  The Offer is not conditioned upon any minimum number of Shares being tendered.

3.  Upon the terms and subject to the conditions of the Offer, the Fund will purchase all Shares validly tendered on or prior to the Expiration Date.

4.  No fees or commission will be payable to the Fund in connection with the Offer. Except as mandated in the Instruction, "U.S. Securities Transfer Taxes," of the Letter of Transmittal, the Fund will pay any securities transfer taxes on the purchase of Shares by the Fund pursuant to the Offer. However, a broker, dealer or other person may charge a fee for processing the transactions on behalf of shareholders.

Your instructions to us should be forwarded in ample time before the Expiration Date to permit us to submit a tender on your behalf.

An envelope to return your instructions to us is enclosed. YOUR INSTRUCTIONS TO US SHOULD BE FORWARDED AS PROMPTLY AS POSSIBLE IN ORDER TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THE OFFER.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with applicable law.

NEITHER THE FUND NOR ITS BOARD OF DIRECTORS IS MAKING ANY RECOMMENDATION TO ANY SHAREHOLDER WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES IN THE OFFER. EACH SHAREHOLDER IS URGED TO READ AND EVALUATE THE OFFER AND ACCOMPANYING MATERIALS CAREFULLY.

INSTRUCTIONS

The undersigned acknowledge(s) receipt of your letter, and the enclosed Offer, dated May 17, 2019, relating to Aberdeen Emerging Markets Equity Income Fund, Inc. (the "Fund"), to purchase up to 8,956,196 shares of its issued and outstanding common stock, par value $0.001 per share (the "Shares").

This will instruct you to tender to the Fund the number of Shares indicated below (which are held by you for the account of the undersigned), upon the terms and subject to the conditions set forth in the Offer that you have furnished to the undersigned.

AGGREGATE NUMBER OF SHARES TO BE TENDERED:

__________ Shares

ENTER NUMBER OF SHARES TO BE TENDERED.

______________________________________________________________________________

SIGN HERE

Account Number:	Signature:
________________________________________________	_______________________________________________
Dated:
________________________________________________	________________________________________________

Please print name(s) and address(es):

______________________________________________________________________________ ______________________________________________________________________________

Daytime Area Code and Tel. No.

______________________________________________________________________________

Taxpayer Identification No. or Social Security No.

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